Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - October 25, 2024) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2024.
3rd Quarter 2024 Summary
•Net sales of $608.5 million, a new quarterly sales record, and a 6% increase compared to the third quarter of 2023, versus light vehicle production that was down 6% quarter over quarter in the Company's primary markets
•Gross profit margin of 33.5%, an increase of 60 basis points from the second quarter of 2024
•Income from operations of $125.7 million
•Net income of $122.5 million, an increase of 17% from the third quarter of 2023
•Earnings per diluted share of $0.53, an increase of 18% from the third quarter of 2023
•3.2 million shares repurchased during the quarter

    For the third quarter of 2024, the Company reported net sales of $608.5 million, compared to net sales of $575.8 million in the third quarter of 2023. For the third quarter of 2024, global light vehicle production declined by 5%, compared to the third quarter of 2023. "During the third quarter of 2024, light vehicle production weakened across all major regions, but especially in our primary markets. When compared to the third quarter of 2023, light vehicle production declined by 6% this quarter in North America, Europe and Japan/Korea, which was significantly worse than the 3% quarter over quarter decline forecasted at the beginning of the quarter,” said Gentex President and CEO, Steve Downing. “The production declines resulted in a sales shortfall of approximately $25 - $30 million for the quarter, but despite that weakness in our end markets, we were able to outperform our primary markets by 12%,” commented Downing.
For the third quarter of 2024, the gross margin was 33.5%, compared to a gross margin of 33.2% for the third quarter of 2023. Compared to the third quarter of 2023, the gross margin improved as a result of the higher revenue levels and purchasing cost reductions, which were partially offset by unfavorable product mix. Sequentially, the gross margin improved by 60 basis points, as a result of the higher sales levels versus the second quarter of 2024 and lower pricing reserves in the third quarter, versus the first

Exhibit 99.1
half of 2024. "Overall, we are pleased with the sequential improvement in gross margin, but the third quarter was still behind our margin forecast due to lower than expected sales driven by light vehicle production shortfalls, product mix issues and overhead inefficiencies. We remain committed to our gross margin recovery plan that we laid out over the last 18 months, but given the shifts in the market and light vehicle production mix, we expect that the Company’s margin recovery target won’t be fully achieved until 2025,” said Downing.
Operating expenses during the third quarter of 2024 increased by 13% to $78.3 million, compared to operating expenses of $69.0 million in the third quarter of 2023. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees. “Our operating expenses remain in line with our expectations for the full year, with increases primarily focused on R&D and launches of new programs and products. Operating expenses, especially R&D expenses, are expected to continue at the current pace for the rest of this year, despite the lower than forecasted light vehicle production and sales levels we have experienced over the last two quarters. Our R&D spend is being driven by several new launches that are currently in development and expected to launch in the next two years, as well as research projects in support of new technologies that we have showcased at CES the last few years,” said Downing.
    Income from operations for the third quarter of 2024 was $125.7 million, compared to income from operations of $122.4 million for the third quarter of 2023.
Other income was $19.7 million during the third quarter of 2024, compared to other income of $2.1 million in the third quarter of 2023. The change was primarily driven by non-cash gains of $14.5 million resulting from mark-to-market adjustments and other market adjustments of certain holdings within the Company's tech investment portfolio, as well as interest income from the Company's investment portfolio.
During the third quarter of 2024, the Company had an effective tax rate of 15.7%, which was primarily driven by the benefit of the foreign derived intangible income deduction.
Net income for the third quarter of 2024 was $122.5 million, a 17% increase compared to net income of $104.7 million for the third quarter of 2023. The increase in net income for the third quarter was

Exhibit 99.1
driven by the increased net sales, income from operations, and other income, compared to the third quarter of 2023.
Earnings per diluted share for the third quarter of 2024 were $0.53, an 18% increase compared to earnings per diluted share of $0.45 for the third quarter of 2023. Earnings per diluted share for the third quarter of 2024 were positively impacted by the increased net sales and operating income as well as the increases in other income for the quarter.
    Automotive net sales in the third quarter of 2024 were $596.5 million compared to $564.5 million in the third quarter of 2023. Auto-dimming mirror unit shipments decreased by 3% during the third quarter of 2024, compared to the third quarter of 2023.
    Other net sales in the third quarter of 2024, which includes dimmable aircraft windows and fire protection products, were $12.0 million, compared to other net sales of $11.3 million in the third quarter of 2023. Fire protection sales increased by $1.8 million for the third quarter of 2024, compared to the third quarter of 2023. Dimmable aircraft window sales decreased by $1.9 million for the third quarter of 2024, compared to the third quarter of 2023. Additionally, in the third quarter of 2024, the Company recorded its first official sales of medical devices of $0.8 million from shipments of the previously acquired eSight Go product line and business.
Share Repurchases
During the third quarter of 2024, the Company repurchased 3.2 million shares of its common stock at an average price of $30.16 per share. As of September 30, 2024, the Company has approximately 10.1 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the fourth quarter of 2024 and full years 2024 and 2025, are based on the mid-October 2024 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets

Exhibit 99.1
is expected to decrease by approximately 4% for the fourth quarter of 2024, versus the same quarter in 2023, while light vehicle production in our primary markets of North America, Europe and Japan/Korea is expected to be down 6% in the fourth quarter of 2024, compared to the fourth quarter of 2023. For calendar year 2024, light vehicle production in North America, Europe, Japan/Korea and China is now forecasted to decline approximately 2%, compared to light vehicle production in calendar year 2023. Light vehicle production for calendar year 2025 is forecasted to increase by 1%, compared to the calendar year 2024 forecast in these markets. Fourth quarter 2024 and calendar years 2024 and 2025 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2024	Q4 2023	% Change	Calendar Year 2025	Calendar Year 2024	Calendar Year 2023	2025 vs 2024 % Change	2024 vs 2023 % Change
North America	3.64	3.76	(3)%	15.29	15.47	15.68	(1)%	(1)%
Europe	4.24	4.66	(9)%	17.00	17.07	17.97	—%	(5)%
Japan and Korea	3.20	3.38	(5)%	12.02	12.00	12.80	—%	(6)%
China	8.69	8.81	(1)%	30.02	29.34	29.04	2%	1%
Total Light Vehicle Production	19.77	20.61	(4)%	74.33	73.88	75.49	1%	(2)%

Based on this light vehicle production forecast and actual results for the first nine months of 2024, the Company is making certain changes to its previously provided guidance for calendar year 2024 as shown in the table below.

2024 Annual Guidance
	Guidance as of July 26, 2024	As of October 25, 2024
Revenue	$2.40 - $2.50 billion	$2.35 - $2.40 billion
Gross Margin	34% - 34.5%	33.5% - 34.0%
Operating Expenses	$295 -$305 million	$295 -$305 million
Tax Rate	15% - 16%	15% - 15.5%
Capital Expenditures	$175 - $200 million	$150 - $175 million
Depreciation & Amortization	$95 - $100 million	$90 - $95 million

Additionally, based on the Company’s updated forecast for light vehicle production for calendar year 2025 as well as year to date actual results for the first nine months of 2024, the Company is updating calendar year 2025 revenue estimates to approximately $2.45 - $2.55 billion.

Exhibit 99.1
"The Company continues to be on pace for record revenue in 2024 and 2025, despite significant changes in the light vehicle production environment, vehicle mix and regional mix that have impacted the production landscape. Obviously, the actual and forecasted light vehicle production deterioration has impacted our total revenue estimates for 2024 and 2025, but our 12% outperformance versus the underlying vehicle production numbers in our primary markets during the third quarter gives us renewed confidence in our ability to continue to outperform the market. While the teams have done a phenomenal job creating and executing our margin recovery plan, industry conditions have created a slower growth environment that we intend to address with increased cost focus, expense control and lower capital expenditures that more closely align with our updated revenue expectations. As we have indicated, the timeline to achieve our targeted gross margin of 35 - 36% will likely push into the 2025 calendar year, but we remain confident in our ability to accomplish our stated goal despite the industry headwinds,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the

Exhibit 99.1
impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of October 15, 2024 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, October 25, 2024. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI5c6e81632d434791b1b558bea845af36. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/bpf4ihh4/. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.

Exhibit 99.1
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
North American Interior Mirrors	2,291	2,366	(3)%	6,899	7,192	(4)%
North American Exterior Mirrors	1,532	1,614	(5)%	4,858	5,033	(3)%
Total North American Mirror Units	3,823	3,980	(4)%	11,757	12,224	(4)%
International Interior Mirrors	5,569	5,708	(2)%	16,313	17,099	(5)%
International Exterior Mirrors	2,830	2,915	(3)%	8,808	8,918	(1)%
Total International Mirror Units	8,399	8,623	(3)%	25,120	26,017	(3)%
Total Interior Mirrors	7,860	8,075	(3)%	23,211	24,291	(4)%
Total Exterior Mirrors	4,362	4,529	(4)%	13,665	13,950	(2)%
Total Auto-Dimming Mirror Units	12,221	12,604	(3)%	36,877	38,242	(4)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales	$608,525,777	$575,848,490	$1,771,676,766	$1,710,082,647

Cost of Goods Sold	404,462,142	384,407,857	1,176,812,215	1,150,821,744
Gross Profit	204,063,635	191,440,633	594,864,551	559,260,903

Engineering, Research & Development	48,225,968	40,197,517	134,411,948	112,825,054
Selling, General & Administrative	30,109,515	28,826,587	90,494,117	83,479,285
Operating Expenses	78,335,483	69,024,104	224,906,065	196,304,339

Income from Operations	125,728,152	122,416,529	369,958,486	362,956,564

Other Income/(Loss)	19,727,198	2,063,632	4,475,771	6,122,483
Income before Income Taxes	145,455,350	124,480,161	374,434,257	369,079,047

Provision for Income Taxes	22,906,309	19,754,749	57,614,063	57,619,971

Net Income	$122,549,041	$104,725,412	$316,820,194	$311,459,076

Earnings Per Share(1)
Basic	$0.54	$0.45	$1.38	$1.33
Diluted	$0.53	$0.45	$1.38	$1.33

Cash Dividends Declared per Share	$0.120	$0.120	$0.360	$0.360

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$179,639,743	$226,435,019
Short-Term Investments	20,462,581	14,356,476
Accounts Receivable, net	356,338,008	321,809,868
Inventories	449,311,020	402,473,028
Other Current Assets	39,932,866	32,663,762
Total Current Assets	1,045,684,218	997,738,153

Plant and Equipment - Net	703,583,489	652,877,672

Goodwill	340,105,631	340,105,631
Long-Term Investments	325,561,578	299,080,876
Intangible Assets, net	201,604,035	214,005,910
Patents and Other Assets, net	118,757,892	107,629,310
Total Other Assets	986,029,136	960,821,727

Total Assets	$2,735,296,843	$2,611,437,552

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$283,164,653	$271,608,976
Other Non-current Liabilities	34,504,848	27,311,507
Shareholders' Investment	2,417,627,342	2,312,517,069
Total Liabilities & Shareholders' Investment	$2,735,296,843	$2,611,437,552

Note: The condensed consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.